CONTACT:  James M. Roolf

          FOR IMMEDIATE RELEASE                             (630) 875-7452
                                                  TRADED:   NASDAQ/NMS
                                                  SYMBOL:   FMBI


                           FIRST MIDWEST BANCORP ANNOUNCES
                                 $4 MILLION RECOVERY


          ITASCA, IL., JANUARY 29, 1997 -- First Midwest Bancorp, Inc. (NASDAQ/NMS:FMBI) today announced that it has settled for $4,050,000 a law suit that has pended since 1993 against its former fidelity bond insurer related to loans charged off in 1992. This significant recovery resulted from the vigorous prosecution of a complex claim through litigation to the settlement just successfully concluded.


          The settlement proceeds have been credited to the reserve for loan losses while management undertakes an assessment of the impact of the recovery on loan loss reserve provisioning and reserve levels appropriate going forward. The assessment will also consider the impact of additional whole loan portfolio purchases that are being considered such as was consummated in fourth quarter 1996. Management anticipates the assessment will be concluded within approximately 120 days.



          At $3.1 billion, First Midwest Bancorp is Illinois' third largest publicly traded bank holding company and is engaged in commercial banking, trust, investment management, mortgage services primarily in northern Illinois and eastern Iowa.


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